Exhibit 10.1
Opendoor Technologies Inc.
Non-Employee Director Compensation Policy

As Amended, May 23, 2023
Each member of the Board of Directors (the “Board”) of Opendoor Technologies Inc. (“Opendoor”) who is a non-employee director of Opendoor (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board. A Non-Employee Director may decline all or any portion of his or her compensation by giving written notice to Opendoor prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
1.Annual Cash Compensation
1.1General. Each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears, promptly following the end of each quarter in which the service occurred, provided that the quarterly payment for each Non-Employee Director will be pro-rated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. All annual cash fees are vested upon payment.
1.1.1Annual Board Service Retainer
All Eligible Directors: $50,000
Non-executive Chair/Lead Independent Director (as applicable): $75,000 (in lieu of above)
1.1.2Annual Committee Member Service Retainer
Member of the Audit Committee: $10,000
Member of the Compensation Committee: $7,500
Member of the Nominating and Corporate Governance Committee: $5,000
1.1.3Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer)
Chair of the Audit Committee: $20,000
Chair of the Compensation Committee: $15,000
Chair of the Nominating and Corporate Governance Committee: $10,000
1.2Ability to Take Cash Compensation as RSUs.
1.2.1Election. Prior to the start of each fiscal year, a Non-Employee Director may elect to receive 100% of the annual cash compensation set forth herein for that next fiscal year as restricted stock units (“RSUs”) under Opendoor’s 2020 Incentive Award Plan or any successor equity incentive plan (the “Plan”) for that number of shares equal to (a) the projected annual cash compensation for such Non-Employee Director for the fiscal year based on Board and committee membership as of the first day of such fiscal year divided by (b) the Share Price (as defined in Section 2), rounded to the nearest whole share. Any such RSU grant is referred to herein as the “Optional RSU Grant”.

1.2.2Grant Date. The grant date for an Optional RSU Grant will be on or about February 15 first occurring after the start of the applicable fiscal year.
1.2.3Vesting. Unless otherwise determined by the Compensation Committee, each Optional RSU Grant will vest with respect to 1/4th of the total number of units on the last trading day in each fiscal quarter occurring during such fiscal year, provided in each case that the Non-Employee Director remains a Non-Employee Director on such vesting date. Optional RSU Grants will not be subject to accelerated vesting in connection with a Change in Control (as defined in the Plan).
1.2.4Changes in Cash Compensation Amount. In the event a Non-Employee Director would have otherwise been entitled to a greater annual cash compensation amount than that which was used to calculate the Optional RSU Grant (either as a result of an increase in the cash compensation amounts approved by the Board or a new committee membership or role), such Non-Employee Director will be entitled to receive the difference paid in cash pursuant to the terms above. In the event a Non-Employee Director would have otherwise been entitled to a lesser amount of cash compensation than that which was used to calculate the Optional RSU Grant as a result of a decrease in the cash compensation amounts approved by the Board or a decreased committee membership or role, there will be no effect on the Optional RSU Grant, nor will the Non-Employee Director be required to reimburse the Company for the difference.
2.Equity Compensation
2.1Automatic Equity Grants.
2.1.1Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of Opendoor’s stockholders, each person who is then a Non-Employee Director will automatically be granted a RSU for that number of shares of common stock equal to $200,000 divided by the Share Price, rounded to the nearest whole share (the “Annual Grant”). Each Annual Grant will vest in a single installment on the earlier to occur of (a) Opendoor’s next annual meeting of stockholders and (b) the first anniversary of the date of grant of the Annual Grant, provided that the Non-Employee Director continues to be a Non-Employee Director on such vesting date. In the event a Non-Employee Director has not been serving as a member of the Board for twelve months as of the date of grant of any Annual Grant, the Board may determine to prorate the Annual Grant to such Non-Employee Director to reflect the number of months served since such initial election through the date of grant of the Annual Grant.
2.1.2Vesting; Change in Control. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director in office as of immediately prior to the closing of a Change in Control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy will become fully vested immediately prior to the closing of such Change in Control.
2.1.3Share Price. For any RSU grant to be made under this Policy, the “Share Price” shall be the average Fair Market Value (as defined in the Plan) over the 20 trading days ending on the last trading day of the month preceding the month in which the RSU grant is made.
2.1.4Remaining Terms. The remaining terms and conditions of each RSU grant under this Policy, including transferability, will be as set forth in Opendoor’s standard RSU grant notice and agreement, in the form adopted from time to time by the Board or its Compensation Committee. In the event any grant date set forth above for any RSU grant to be made under this Policy is not a trading day on the Nasdaq Stock Exchange (e.g., a weekend or holiday), then the grant date shall be the next trading day.

3.Expenses
Opendoor will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided that the Non-Employee Director timely submits to Opendoor appropriate documentation substantiating such expenses in accordance with Opendoor’s travel and expense policy, as in effect from time to time.
4.Compensation Limits
Notwithstanding anything to the contrary in this Policy, all compensation payable under this Policy will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Plan, as in effect from time to time.

(As adopted by the Board of Directors on December 18, 2020 and amended as of May 23, 2023)
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